Exhibit 99.1

Press Contacts:

LA: Julie Henderson

jhenderson@21cf.com

310.369.0773

NY: Nathaniel Brown

nbrown@21cf.com

212.852.7746

UK: Miranda Higham

mhigham@21cf.com

011.44.207.0195632

Investor Relations:

Reed Nolte

rnolte@21cf.com

212.852.7092

Joe Dorrego

jdorrego@21cf.com

212.852.7856

FOR IMMEDIATE RELEASE

21st Century Fox Agrees to Combine European Satellite Television Holdings; New Sky will be Europe's Leading Pay-Television Business

Transfers Sky Holdings in Italy and Germany to BSkyB; Will Maintain 39.1 Percent Interest in Expanded BSkyB and Receive $9.3 Billion In Cash and Assets

Company Will Continue Share Repurchases in FY 2015 Under New Authorization

New York, NY - July 25, 2014 - 21st Century Fox (NASDAQ: FOXA, FOX) today announced that it will transfer Sky Italia and its 57.4 percent interest in Sky Deutschland to BSkyB to create a pan-European digital television leader through the combination of these assets.

In exchange for the transfer, 21st Century Fox will receive approximately $9.3 billion in value from BSkyB comprised of approximately $8.6 billion in cash and BSkyB's 21 percent interest in National Geographic Channels International, raising 21st Century Fox's ownership stake to 73 percent. In addition, 21st Century Fox will participate in BSkyB's announced equity offering by purchasing approximately $900 million of additional shares in BSkyB to maintain the Company's 39.1 percent ownership interest. The net, after-tax cash proceeds to be received by 21st Century Fox upon completion of all the elements of this transaction will approximate $7.2 billion. The agreement is subject to regulatory approvals, the approval of BSkyB stockholders and customary closing conditions.

"We have always believed that a combination of the European Skys would create enormous benefits for the combined business and for our shareholders," said James Murdoch, Co-Chief Operating Officer, 21st Century Fox. "Ultimately, a pan-European Sky is good for customers, who will benefit from the accelerated technological innovation and enhanced customer experience made possible by a fully integrated business. The transaction underscores our focus at 21st Century Fox on simplifying our structure while delivering significant value to our shareholders. We look forward to participating in Sky's exciting next chapter under the leadership of Jeremy Darroch, along with the other senior leaders, colleagues and creative talent across all the European Sky businesses."

"For 21st Century Fox, this transaction was driven by the Company's objective of maximizing the value of its various Sky holdings in a manner that recognizes the fair value of these businesses while allowing us to participate in the ongoing benefits of Sky through our ownership interest in the enlarged and strengthened company," said Chase Carey, President and Chief Operating Officer, 21st Century Fox. "This transaction significantly enhances liquidity on our balance sheet to support our key operating principles including the consistent return of capital to shareholders. In this regard, for Fiscal 2015 we will continue our share buyback program and will communicate the details of a renewed share buyback authorization upon the announcement of Fiscal 2014 earnings results on Wednesday, August 6, 2014."

"Our renewed authorization for our share buyback program will be executed regardless of any potential acquisition or investment activity by the Company," said Rupert Murdoch, Chairman and CEO of 21st Century Fox. "21st Century Fox's number one priority is increasing shareholder value in a disciplined manner and, as a result, we will only consider transactions that fully support this objective."

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions and involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Where, in any forward looking statements, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law or regulation.

About 21st Century Fox

21st Century Fox is the world's premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.5 billion subscribers in approximately 50 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, FOX Sports, Fox Sports Network, National Geographic Channels, MundoFox, STAR India, 28 local television stations in the U.S. and more than 300 channels that comprise Fox International Channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and Shine Group. The Company also provides premium content to millions of subscribers through its pay-television services in Europe and Asia, including Sky Deutschland, Sky Italia and its equity interests in BSkyB and Tata Sky. For more information about 21st Century Fox, please visit www.21cf.com.